           WESTERN WIRELESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                 Exhibit 12.1
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

                                                                                    December 31,
                                                                -------------------------------------------------
                                                                   1996          1995          1994         1993
                                                                --------      --------      --------      -------
Income (loss) before extraordinary items                        $(130,105)    $(49,309)     $(25,960)      $3,329
Add:
  Interest and financing expense                                   44,690       25,428        10,659        2,242
  Amortization of deferred financing costs                          2,449        1,345           458          195
  Portion of rents representative of the interest
    factor                                                          4,740        1,600           733          300
                                                                ---------     --------      --------       ------
Income (loss) as adjusted                                       $ (78,226)    $(20,936)     $(14,110)      $6,066
                                                                =========     ========      ========       ======

Fixed charges
  Interest and financing expense                                $  44,690     $ 25,428      $ 10,659       $2,242
  Amortization of deferred financing costs                          2,449        1,345           458          195
  Capitalized interest                                              5,190          404             -            -
  Portion of rents representative of the interest                                    -
    factor                                                          4,740        1,600           733          300
                                                                ---------     --------      --------       ------
        Fixed charges                                           $  57,069     $ 28,777      $ 11,850       $2,737
                                                                =========     ========      ========       ======

                                                                 Earnings      Earnings      Earnings
                                                                   are           are           are
  Ratio of earnings to fixed charges                            inadequate    inadequate    inadequate       2.22
                                                                ==========    ==========    ==========     ======

  Deficiency of                                                 $ 135,295     $ 49,713      $ 25,960
                                                                =========     ========      ========
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